EXHIBIT 99.6

Rule 438 Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of China Networks International Holdings Ltd. (the “Company”) in the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission on or about May 22, 2009.

/s/ Yan Mei Huang
Name: Yan Mei Huang
Date: May 22, 2009